Amendment to Employment Agreement

     Amendment to Employment Agreement (this “Amendment”), made as of August 8, 2010 by and between VISHAY EUROPE GmbH, a company with limited liability (“Vishay Europe”) and an indirect wholly owned subsidiary of Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”), and DR. GERALD PAUL (“Executive”) (collectively the “Parties”). This Amendment supersedes and replaces in its entirety that certain Amendment to Employment Agreement between the Parties dated June 16, 2010.

     WHEREAS, Executive has been employed by Vishay Europe pursuant to an Employment Agreement, made as of January 1, 2004, between the Parties (the “Employment Agreement”);

     WHEREAS, Section 8.6 of the Employment Agreement provides that Vishay Europe and Executive may amend the Employment Agreement by mutual agreement in writing; and

     WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth.

     NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 4.1 of the Employment Agreement is hereby amended to substitute “EUR 752,776” for “EUR 582,633” in the first sentence of the section.

     2. The Employment Agreement is hereby amended to add the following new Sections 4.5, 4.6 and 4.7 after Section 4.4 of the Employment Agreement:

          “4.5 Annual Equity Grant: Vishay granted Executive on March 18, 2010, 39,000 time-vested restricted stock units (“RSUs”) and 118,000 performance-based restricted stock units (“PBRSUs”), under the Vishay Intertechnology 2007 Stock Incentive Program (the “Stock Incentive Program”). Vishay Europe warrants that commencing on January 1, 2011 and on each January 1 thereafter during the Term, Vishay shall grant Executive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 150% of Executive’s Base Salary on such date. Twenty-five percent of each such grant shall be in the form of RSUs, and 75% shall be in the form of PBRSUs. The fair market value of Common Stock as of January 1 of a year for purposes of determining the number of RSUs and PBRSUs to be granted on such date shall be equal to the closing price of such stock on the New York Stock Exchange on the trading day immediately preceding such January 1. Subject to Executive’s continued employment with Vishay Europe, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to the PBRSUs are realized. In the event of the termination of Executive’s employment with Vishay Europe by Vishay Europe without Cause, by Executive for Good Reason, for any reason other than Cause after Executive attains age 62, or as a result of his death or Disability, the outstanding RSUs granted pursuant to this Section 4.5 shall immediately vest and the outstanding PBRSUs granted pursuant to this Section 4.5 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control (as defined in the Stock Incentive Program), all of such outstanding RSUs and PBRSUs shall immediately vest.

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          “4.6 Special Transaction Bonus. Vishay Europe shall pay, or shall cause Vishay to pay, Executive a $500,000 special transaction related cash bonus within 30 days after the consummation of the spin-off of Vishay Precision Group Inc. from Vishay.

          “4.7 Special Transaction Equity Grant. Vishay granted Executive a one-time award of 46,500 RSUs under the Stock Incentive Program. Subject to Executive’s continued employment with Vishay Europe, the RSUs shall vest on January 1, 2013. In the event Executive’s employment with Vishay Europe is terminated by Vishay Europe without Cause, by Executive for Good Reason, for any reason other than Cause after Executive attains age 62, or as a result of his death or Disability, the outstanding RSUs granted pursuant to this Section 4.7 shall immediately vest. In the event of a Change of Control (as defined in the Stock Incentive Program), all such outstanding RSUs shall immediately vest.”

     3. Section 5.1 of the Employment Agreement is hereby amended to read as follows

          “5.1 Participation in Benefit Plans and Programs. During the Term, (a) Executive, his spouse and dependent children up to age 26, shall be entitled to participate in any and all medical insurance (including hospitalization, doctor visits, pharmaceutical, vision and dental coverage) to the maximum extent made available under plans maintained by the Company from time to time, and group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay and Vishay Europe to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs; and (b) Vishay Europe shall pay for all premiums therefore and reimburse Executive for all out-of-pocket expenses and co-payments incurred in connection with such plans.

     4. Section 6.2(c) of the Employment Agreement is amended to read as follows:

          “(c) Retirement. In the event Executive’s employment with Vishay Europe terminates for any reason other than Cause after Executive attains age 62, Executive shall be entitled to the following:

(i) The payments and benefits provided under Section 6.2(a) hereof.

(ii) At Executive’s (or his surviving spouse’s or child’s) election, either continued eligibility for medical benefits under a plan sponsored by Vishay Europe for its senior executives or a reimbursement to Executive for privately obtained coverage, in either case for the life of Executive, his surviving spouse and his dependent children up to age 26. The annual cost to Vishay Europe, whether as reimbursement (including out of pocket expenses related to hospitalization, prescriptions, dental, and vision) or premium costs, shall not exceed $15,000 (or, if less, the amount Vishay Europe then pays for medical coverage for its senior executives), provided, however, that Executive, his surviving spouse and/or his dependent children up to age 26 shall be permitted to continue coverage and pay any cost in excess of such limit.

     5. The amendment to the Employment Agreement made by paragraph 1 hereof shall be effective as of January 1, 2010. The amendment made by paragraph 2 hereof shall be effective as of March 18, 2010. The amendments made by paragraph 3 and 4 hereof shall be effective as of August 8, 2010.

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     6. Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

     7. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

VISHAY EUROPE GmbH

by Vishay Intertechnology, Inc.
pursuant to the Power of Attorney
attached hereto

By:	/s/ Lior Yahalomi
Name: Lior Yahalomi
Title: Chief Financial Officer

/s/ Dr. Gerald Paul
Dr. Gerald Paul

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